EXHIBIT 5

                     OPINION OF KEATING, MUETHING & KLEKAMP



                            FACSIMILE (513) 579-6956



                                  June 23, 1998

Direct Dial (513) 579-6417



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Ladies and Gentlemen:

     This firm is general counsel to Kendle International Inc.(the "Company") and as such, we are familiar with the Company's Restated and Amended Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1998 Employee Stock Purchase Plan providing for the the issuance of shares of Common Stock to employees of the Company and its subsidiaries. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of Ohio; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 500,000 shares of Common Stock pursuant to the 1998 Employee Stock Purchase Plan, and such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                         Yours truly,

                                         KEATING, MUETHING & KLEKAMP, P.L.L.



                                         BY:  /s/Paul V. Muething
                                            ---------------------------------
                                                 Paul V. Muething